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EXHIBIT 23.1

Consent of Independent Public Accountants

Independent Accountants' Consent

The Board of Directors
TenFold Corporation:

        We consent to incorporation by reference in the registration statement No. 333-79053 on Form S-8 of TenFold Corporation and in the registration statement No. 333-55910 on Form S-8 of TenFold Corporation, of our report dated April 4, 2002, relating to the consolidated balance sheets of TenFold Corporation and subsidiaries as of December 31, 2001 and 2000, and the related results of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of TenFold Corporation.

        Our report dated April 4, 2002, contains an explanatory paragraph that states that the Company suffered a significant loss from operations during the year ended December 31, 2001, has a substantial deficit in working capital and stockholder's equity at December 31, 2001, had negative cash flow from operations for the year ended December 31, 2001 and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Salt Lake City, Utah
April 12, 2002

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  EXHIBIT 23.1
  Consent of Independent Public Accountants